Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
of Cyber Merchants Exchange, Inc. and Infosmart Group Limited :

We consent to the use in this Registration Statement on Form SB-2 of Cyber Merchants Exchange, Inc. (as successor to Infosmart Group Limited and Subsidiaries) of our report dated April 27, 2006 on our audit of the consolidated financial statements of Infosmart Group Limited and Subsidiaries as of December 31, 2005 and 2004 and for the years then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong

September 14, 2006